EXHIBIT 10.2

 VENDOR SUPPLIER AGREEMENT

THIS VENDOR SUPPLIER AGREEMENT is entered into by and between Intrawest Resort Ownership US Corporation (hereinafter referred to as "DEVELOPER"), and Quality Resort Hotels Inc., which includes DBA At Play Vacations Inc.,  having a principal address of 25860 Aysen Drive, Punta Gorda, FL, 33983 (hereinafter referred to as "VENDOR" as identified on the Supplier Agreement Vendor Addendum "Vendor Addendum"), attached hereto and incorporated herein by reference, and shall come into effect only upon the execution of the Vendor Addendum by both parties.  This Supplier Agreement, the Vendor Addendum, any attached Riders, and incorporated Exhibits, Schedules or Addendums are jointly referred to as the "Agreement."

W I T N E S S E T H:

WHEREAS, DEVELOPER is a corporation organized under the laws of the State of Delaware and is engaged in the business of developing, operating, and marketing interests in DEVELOPER properties and/or Club products;

WHEREAS, DEVELOPER seeks prospective customers to attend sales presentations at various sales locations;

WHEREAS, VENDOR operates as a supplier providing potential sales prospects for various developers; and

WHEREAS, the parties desire to enter into an agreement with respect to potential qualified sales prospects that VENDOR will supply to DEVELOPER.

NOW THEREFORE, in consideration of the mutual benefits, obligations, terms and conditions set forth in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties who have executed the Vendor Addendum attached hereto agree as follows:

1.            Definitions.

(a)            "Consumer Prospect" shall mean a potential sales prospect supplied by VENDOR and available to purchase by DEVELOPER.

(b)            "Execution Date" shall mean the date upon which the Vendor Addendum is last signed by both parties.
(c)            "Marketing Fee" shall mean the compensation paid to VENDOR by DEVELOPER as outlined in section 7. A).

(d)            "Premium" shall mean any items of value being offered to a Consumer Prospect as an inducement to attend a sales presentation.

(e)            "Promotional Material" shall mean all brochures, advertising and/or marketing materials and all other similar materials concerning a project that are specific for use in certain jurisdictions, either given to Vendor by Developer, or approved in writing by Company, to assist in its performance of the services hereunder.

(f)            "Qualified Prospect" shall mean a Consumer Prospect who attends a Sales Presentation at the "Sales Site" (as set forth in the Vendor Addendum) and meets the following qualifications set for in Schedule A attached hereto. All Consumer Prospects arriving together at the site on the same day shall be considered as one Consumer Prospect.  The qualifications that establish "Qualified Prospects" may only be changed in writing by DEVELOPER to VENDOR on three (3) days' advance written notice.

(g)            "Sales Presentation" shall mean an approximately 90-120 minute DEVELOPER sales presentation.
(h)        "Qualified Purchaser" shall mean a "Qualified Prospect" who purchases any type of ownership program offer by Intrawest.

2.            Term of Agreement.  The term of this Agreement shall commence on the Execution Date and shall continue for the period of one (1) year, unless earlier terminated pursuant to Paragraph 10 hereof ("Term").  This Agreement shall be automatically renewed for additional consecutive one (1) year terms by and at the option of DEVELOPER unless written notice to VENDOR thirty (30) days prior to the end of the initial term, or any extension term hereof.

3.            Representations of DEVELOPER.  DEVELOPER is duly organized and validly existing under the laws of Delaware, and has full authority to enter into this Agreement and to transact the business herein contemplated.

4.            Representations of VENDOR.

(a)            VENDOR represents and warrants that it (1) is duly organized and has full authority to enter into this Agreement and to transact the business herein contemplated, (2) is fully willing, capable and experienced to perform as provided for herein, and (3) it is not prohibited from entering into this Agreement by any contract or agreement that VENDOR may have with any third party.

(b)            VENDOR represents and warrants that neither it nor any of its officers, directors, shareholders or employees have ever: (1) been convicted of a felony or misdemeanor involving an alleged violation of any federal or state telemarketing or telephone solicitation statute, or seller of travel or travel agency statute, or fraud, theft, embezzlement, fraudulent conversion or misappropriation of property (for such purposes, a plea of nolo contendere is a conviction); (2) had entered against it, him or her a final judgment or order in a civil or administrative action, including but not limited to a stipulated judgment or order, if the complaint or petition in the civil or administrative action alleged acts constituting a violation of any federal or state telemarketing or telephone solicitation statute, fraud, theft, embezzlement, fraudulent conversion or misappropriation of property, the use of untrue or misleading representations in an attempt to sell or dispose of real or personal property, or the use of unfair, unlawful or deceptive business practices; or (3) been subject to any currently effective injunction or restrictive court order relating to business activity as a result of an action brought by a federal, state or local public agency or unit thereof, including, but not limited to, an action affecting any vocational license;

5.            Performance by VENDOR.

(a)            VENDOR shall, through independent means, including, but not limited to, telemarketing, direct mail, and/or internet, generate Consumer Prospects in the states deemed appropriate by DEVELOPER, subject to the terms and conditions set forth in this Agreement.

(b)            VENDOR shall have discretion to determine the form of promotion and method of distribution of all Promotional Materials disseminated to consumers in the performance of this Agreement, subject to the prior written approval of DEVELOPER, including but not limited to any offers, certificates, buttons, banners, or other materials appearing on VENDOR's web site(s). (the "Web Site").
(c)            VENDOR shall require that its employees adhere to a scripted dialogue with Consumer Prospect when soliciting Premiums via telemarketing.  VENDOR shall obtain DEVELOPER's pre-approval of the content of this script, which shall not be modified or replaced without DEVELOPER's prior written approval.

(d)            Each party to this Agreement shall be responsible for complying with any and all applicable registration and licensing requirements, including, but not limited to, real estate broker/salesperson, seller of travel, travel agency and telephone solicitation registration and related requirements, within any state in which VENDOR transacts business and/or conducts marketing activities.  DEVELOPER may also require VENDOR to attend an orientation presentation concerning the business of DEVELOPER or its assigns.

(e)            Except as otherwise provided in the Vendor Addendum, VENDOR shall be fully responsible for all costs of the marketing services it is to perform hereunder, including, but not limited to, costs of lead generation, sales personnel, postage, printing, telephone, any Premiums, all accommodations to be provided and all other costs relating to such activities.

(f)            VENDOR shall not make any material omission or misrepresentation in its lead generation activities. VENDOR shall not solicit a timeshare offering to Consumer Prospects on behalf of Developer.  Vendor may only solicit Premiums to Consumer Prospects with the condition that the Consumer Prospect shall attend the Developer's Sales Presentation while at the property.

(g)            VENDOR shall promptly forward to DEVELOPER copies of any complaints, letters, demands or other form of communication received from any consumer solicited by VENDOR, from any business, or from any governmental agency in regard to the activities contemplated hereunder.  VENDOR shall cooperate with DEVELOPER in the preparation of a response to such complaints. VENDOR shall be liable for any representations that are not specifically, in writing, authorized by DEVELOPER, resulting in a complaint.

(h)            VENDOR shall perform its duties hereunder in compliance with all applicable federal, state or local government laws, rules or regulations, specifically to include but not be limited to the federal Telemarketing Consumer Fraud and Abuse Prevention Act and Telemarketing Sales Rule (15 U.S.C. § 6101, 16 C.F.R. Part 310), the Telephone Consumer Protection Act (47 U.S.C. § 227, 47 C.F.R. Part 64), the federal Fair Housing Act (Title VIII of the Civil Rights Act of 1968), the Equal Credit Opportunity Act (15 U.S.C. § 1691 - 1691d and Reg. B, §§ 202.1 - 202.14), and other applicable anti-discrimination and consumer protection laws.  VENDOR shall specifically not engage in the following prohibited activities:

(i) Solicit timeshare sales on behalf of DEVELOPER;

(ii) Misrepresenting the character or value of the Premiums being offered;

(iii) Failing to disclose in a clear and conspicuous manner in its initial contact with the Consumer Prospects, all material terms and conditions associated with the Premium, including but not limited to, any costs associated with obtaining the Premium, and the requirement to attend an approximately 90-120 minute Sales Presentation for DEVELOPER or its assigns;

(iv) Misrepresenting, expressly or by implication, any policy or practice relating to whether persons can cancel, rescind, exchange or return purchases or receive refunds or credits of monies paid;

(v) Misrepresenting, expressly or by implication, that the Premiums cannot be obtained at some later time or may not otherwise be available after the initial contact, or that call-backs by Consumer Prospects are not accepted, when in fact, such restrictions or limitations do not exist;

(vi) Misrepresenting, expressly or by implication, the conditions under which the Consumer Prospect may utilize any accommodations or Premiums;

(vii) Misrepresenting, expressly or by implication, the conditions under which the Consumer Prospect may obtain a reservation for the use of any offered accommodations or facilities;

(viii) Representing, directly or by implication, any affiliation with, or endorsement by, any governmental, charitable, educational, medical, religious, fraternal, or civic organization or body;

(ix) Representing, implying or stating to any person that the person has won any product or service or will receive any product or service free of charge, or words of similar meaning or intent, when such representation, implication, or statement is not true and;

(x) Discriminating against any individual on the basis of race, color. National origin, religion, handicap, sex, sexual affiliation, age, or familial status, or any other protected class covered by state or local law in the terms and conditions of its promotional offers.

(i)
Promotional Material shall comply with the laws of each state in which such Promotional Material is used.  VENDOR shall not materially modify or deviate from the Promotional Material reviewed and approved by DEVELOPER in its contacts with Consumer Prospects and VENDOR shall clearly and promptly disclose the following information, terms and conditions to each and every Consumer Prospect and use its best efforts to ensure that such consumers understand the same:

(i) The identity of VENDOR and VENDOR's salesperson initiating the contact and VENDOR's toll-free telephone number;

(ii) That the purpose of the contact is to offer the vacation travel package and/or Premiums in consideration for the Consumer Prospect's agreement to attend an approximately 90-120 minute DEVELOPER or its assigns Sales Presentation on the benefits of vacation ownership;

(iii) That the Consumer Prospect has not won, but rather will receive the Premiums at no cost, provided that the Consumer Prospect completes attendance of an approximately 90-120 minute Sales Presentation on the benefits of vacation ownership;

(iv) That no timeshare purchase is necessary on the part of the Consumer Prospect to receive the Premiums;

(v) That all material terms and conditions associated with use of the Premiums are clearly and accurately disclosed; and

(vi) That the Consumer Prospect will receive a confirmation letter, which recaps the terms of the offer. The text of the confirmation letter shall be approved by DEVELOPER.

(j)            VENDOR shall defend, indemnify and hold DEVELOPER, and their respective officers, directors, shareholders and employees harmless from all damages, losses, causes of action, costs and expenses, including reasonable attorneys' fees, whether incurred as a result of investigation, defense or prosecution of any claim or cause of action, or any other loss resulting from a breach by VENDOR of the terms of this Agreement or a breach of any of its representations, warranties or obligations under this Agreement or from any and all misrepresentations or allegations of deceptive trade practices against VENDOR or any of its officers, directors, employees, or agents in its activities hereunder. Such indemnification shall specifically include, but not be limited to, any liability incurred by DEVELOPER as a result of any misrepresentation by VENDOR, its employees, agents and/or representatives, to prospects or members of the general public in connection with this Agreement or any violation of DEVELOPER's "Do Not Call Policy & Procedures" or any state's Do Not Call list(s).

(k)            VENDOR may not use DEVELOPER's name, trademark, trade name, or trade logo in any manner and in any media whatsoever, including, but not limited to, written or oral advertising materials and scripts, unless the same are approved in advance, in writing, by DEVELOPER.  VENDOR shall not use the name, trademark, trade name or trade logo of any Premium distributor without the prior written approval of DEVELOPER and such Premium distributor.

(j)            VENDOR may not represent itself to be or hold itself out as DEVELOPER to the public, or to any business, consumer, or federal, state or local governmental agency.

6.            Restrictions.

 (a)            VENDOR agrees not to initiate or engage in any unauthorized communication, defined as any involvement in any consumer transaction initiated by VENDOR by means of any promotion, telephone call, representation or dealing with a purchaser which is not directly and specifically authorized in writing by DEVELOPER in accordance with this Agreement.  Specifically, by way of example and not limitation, the foregoing would include (i) Contact into a state for which DEVELOPER has not specifically authorized VENDOR to conduct promotional activities, or (ii) Contact into a state by means of a promotion or communication, including telephone or direct mail communication, which has not been, in writing, specifically approved by DEVELOPER.

(b)            For the purpose of this Agreement, the term "DEVELOPER Confidential Information" shall include, without limitation, all of the following materials and information, whether or not patentable or subject to protection by a copyright: (i) Names and other information pertaining to Consumer Prospects, Qualified Prospects, and, if applicable, Qualified Purchasers; (ii) Competitive advantages and disadvantages; (iii) Information concerning customers, vendors and business partners; (iv) Trade secrets and any other information that derives independent economic value from not being generally known to, and not being readily ascertainable through proper means by, the public; and (v) Any and all improvements to any of the above. The terms of this Agreement shall also be considered DEVELOPER Confidential Information.

(c)            VENDOR expressly understands and agrees that the names and other information pertaining to Qualified Purchasers generated by VENDOR pursuant to this Agreement are the exclusive property of DEVELOPER.  VENDOR and its officers, directors, shareholders, partners, members and employees shall not (i) use, sell or otherwise transfer any names or other identifiable information of any Qualified Purchasers, for any purpose other than as expressly provided for herein; or (ii) solicit or attempt to solicit Qualified Purchasers for the purchase of any other goods or services.

(d)            VENDOR acknowledges and agrees that it shall not enter into any brokerage arrangements or contractor arrangements with third parties to assist it in the performance of its obligations hereunder without the express prior written consent of DEVELOPER.  In the event of a breach of this paragraph by VENDOR, DEVELOPER, in addition to any other rights and remedies that it has hereunder, shall have the right to immediately terminate this Agreement, and shall not be obligated to pay VENDOR any Marketing Fee for Qualified Prospects generated for VENDOR by any such third parties.

7.            Compensation.

(a)            DEVELOPER shall pay the VENDOR $500 USD for each Qualified Prospect minus the costs of accommodation and/or premiums.

(b)            VENDOR is solely responsible for vacation package refunds due to any Consumer Prospect in the event that such Consumer Prospect's original transaction was processed through VENDOR's merchant account, or the merchant account of an affiliate or agent of VENDOR. If prospect is deemed unqualified and violates VENDOR's terms and conditions, the prospect is responsible for the full rack rate to the DEVELOPER..

8.            Independent Contractor Relationship.  It is specifically agreed that the relationship of the parties hereto shall be that of a principal and independent contractor and not that of an employer and employee or principal and agent or partners.  The parties agree that DEVELOPER shall not have the right to control VENDOR or its employees, and that VENDOR shall have full power and authority to select the means, manner, and method of performing the work and accomplishing the objectives of this Agreement without detailed direction or control by DEVELOPER.  The parties hereto recognize and agree that no joint venture or partnership arrangement or agreement is intended or created hereby.  No agent, employee or servant of either party shall be or shall be deemed to be the employee, agent or servant of the other, and each party shall be solely and entirely responsible for its acts and for the acts of its own agents, employees, servants and subcontractors during the performance of this Agreement.  Each party shall be solely responsible for the compensation of its own agents, employees, servants and subcontractors.  Neither party shall act on behalf of the other, nor shall either party represent itself directly or by implication as having authority to act on behalf of the other party, nor shall either party have the authority to create any obligation for or on behalf of or in the name of the other party, except as specifically set forth herein.

9.            Termination.  Either party shall have the right to provide written notice to the other party in order to immediately terminate this Agreement upon the occurrence of any of the following:

(a)            The failure to comply with any term or provision of this Agreement or any exhibit hereto; or

(b)            The filing of a voluntary petition in bankruptcy by either party or the adjudication of either party as bankrupt or insolvent, or the execution by VENDOR of an assignment for the benefit of creditors of compensation to be paid by DEVELOPER hereunder, or the appointment of a receiver for either party; or

(c)            The violation by either party of any federal, state, county or city law, ordinance or code in the performance of this Agreement.

(d)            Notwithstanding anything herein contained to the contrary, DEVELOPER shall have the right to immediately terminate this Agreement in the event that VENDOR is in default under any other agreement that it has entered into with DEVELOPER, or any affiliate of DEVELOPER.

(e)            Notwithstanding anything herein contained to the contrary, DEVELOPER shall have the right to immediately terminate this Agreement in the event that an applicable site(s) where the Sales Presentation is to occur is no longer offering Sales Presentations.

In the absence of any default, either party is free to terminate this Agreement upon thirty (30) days' advance written notice to the other party.

In the event of the expiration or any termination of this Agreement, VENDOR shall (i) surrender all of its rights  and privileges granted hereunder and shall thereafter refrain from exercising any such rights and privileges, including, without limitation, the authority to contact Consumer Prospects, to generate prospects, or offer any vacation travel package or Premiums for the benefit of DEVELOPER; (ii) immediately return to DEVELOPER all advertising materials, Promotional Materials, signs, scripts, contract forms, and other documents which contain the name of DEVELOPER, or a Premium Distributor, or which DEVELOPER has made available to VENDOR for the purpose of generating, contacting, or offering the Premiums to, Consumer Prospects. (iii) immediately pay any and all outstanding monies owed to DEVELOPER, (iv) immediately provide DEVELOPER with a manifest of all Consumer Prospects who have accepted a vacation package offer or an invitation to attend a Sales Presentation, but who have not yet traveled or attended the Sales Presentation (hereinafter referred to as the "Pipeline"); and (v) immediately remove DEVELOPER's name, trademarks, trade names, trade logos from all marketing materials, Promotional Materials, signs, scripts, contract forms, web sites and all other documents.  Additionally, DEVELOPER shall have the right, but not the obligation, at its sole cost and expense, to provide accommodations and/or Premium fulfillment to any Consumer Prospects in the VENDOR's Pipeline as of the date of such expiration or earlier termination, however, DEVELOPER shall have the right to charge VENDOR for the cost of any Premiums or accommodations provided to such Consumer Prospects.

10.            Default/Remedies.  In the event of a breach of this Agreement or default of the obligations hereunder by either party, then each party shall be entitled to all applicable rights and remedies as may be available under law or in equity, including the right to file an action seeking damages, or, in the event that damages are inadequate to remedy the breach, the non-defaulting party is entitled to file an action for equitable relief, including specific performance, injunctive relief, or a declaratory judgment, with the prevailing party entitled to recover its reasonable attorneys' fees and the costs of the action.

11.            Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be given by facsimile, certified mail, return receipt requested, or via overnight delivery.  If to DEVELOPER, notices shall be sent to Suite 326, 375 Water St. Vancouver, BC Canada V6B 5C6 Attention:  SVP, Marketing with a copy to Suite 300, 1621 18th Street, Denver, CO 80202 Attention: General Counsel.  If to VENDOR, the notice shall be addressed to the address of VENDOR set forth in the Vendor Addendum. Notice shall be deemed given three (3) days after being mailed or, in the case of facsimile or overnight delivery, upon delivery.

12.            Assignment.  This Agreement shall be binding upon the parties and their respective successors and assigns; provided, however, VENDOR understands and agrees that (1) DEVELOPER shall have the power and right to assign any right or interest in this Agreement without the prior written consent of VENDOR and (2) VENDOR shall not have the power or right to assign any right or interest in this Agreement without the prior written consent of DEVELOPER, which consent may be withheld in DEVELOPER's sole discretion.

13.            Applicable Law.  This Agreement shall be governed by and construed according to the laws of the State of Louisiana.

14.            Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein contained.  Any agreements, promises, negotiations, representations or other terms not set forth or referred to in this Agreement or in any Exhibit hereto are of no force and effect.

15.            Modification.  This Agreement may not be modified or amended except in writing signed by both parties.  The parties agree to fully cooperate in negotiating any changes or modifications to this Agreement as may be necessary to fully comply with any statute or code as may be applicable to matters herein contemplated.

16.            Interpretation.  Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the same shall not apply the assumption that the terms of this Agreement shall be more strictly construed against the party which itself or through its agents drafted the Agreement, it being agreed that the agents of all parties have participated or had the opportunity to participate equally in the preparation of this Agreement.

17.            Miscellaneous.  If any part of this Agreement shall be deemed invalid under applicable law, the remaining parts of this Agreement shall be in full force and effect as though any unenforceable part or parts were not written into this Agreement.  In construing this Agreement, the singular tense shall be deemed to include the plural and the male or neuter gender shall mean all genders, whenever such meaning or interpretation is necessary and appropriate.  Headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.  Subject to Paragraph 14 hereof, this Agreement shall be binding upon the parties hereto, their legal representatives, successors and assigns, and the parties hereto do hereby covenant and agree that they, their legal representatives, successors and assigns will execute any and all papers and documents that may be required in accordance with this Agreement.  A facsimile signature on this Agreement shall be deemed an original signature and binding on the parties.  This Agreement may be executed in multiple counterparts, each of which will constitute an original and all of which will constitute one (1) Agreement.

IMS COMPANY INFO

Company Name:	Quality Resort Hotels Inc.	FED ID #:	46-3467345
Address:	25860 Aysen Drive	City/State/Zip:	Punta Gorda, FL, 33983
Phone #:	941-916-1440	Fax #:	416-864-6014
Principal:	Michael Hay	Title:	President
Cell #:	941-916-1440	Email:	mike@qualityresorthotels.com

Accepted and Agreed by:

INTRAWEST RESORT OWNERSHIP U.S. CORPORATION

SIGN:	/s/ Trevor Bruno
PRINT:	Trevor Bruno
TITLE:	Vice President
DATE:

QUALITY RESORT HOTELS INC.:

SIGN:	/s/ Michael Hay
PRINT:	Michael Hay
TITLE:	President
DATE:	October 10, 2013

SCHEDULE "A"

QUALIFIED PROSPECT QUALIFICATIONS

1.	Age = 30 - 65,
2.	Income = $100K+,
3.	Marital Status = Married or Common Law (living together at least 2 years),
4.	Must be home owners,
5.	Possesses a valid driver's license or other legal form of photographic identification and major credit card;
6.	Not an employee of DEVELOPER or any related company
7.	Not a DEVELOPER property owner
8.	Must speak and understand English
9.	Must not have completed at Club Intrawest presentation within the last 24 months.
10.	Both partners must of course be there for the presentation and the time commitment we ask for is 90 minutes.